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                                                                     Exhibit 3.8


                   AMENDMENTS TO BY-LAWS OF RESPIRONICS, INC.

              (Adopted by Board of Directors on November 18, 1998)


     1. AMENDMENT TO ARTICLE I TO ADD NEW SECTIONS 1.09, 1.10 AND 1.11. Article I of the By-Laws is hereby amended by adding new Sections 1.09, 1.10 and 1.11 thereto, such Sections to read as set forth in Exhibit A attached hereto.

     2. AMENDMENT TO ARTICLE II, SECTION 2.01. Section 2.01 of Article II of the By-Laws is hereby amended by deleting the first sentence thereof and replacing it with the following:

               "Unless otherwise provided in the Certificate of Incorporation of the Corporation, the number of directors which shall constitute the full Board of Directors shall be determined by resolution of the Board of Directors."
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                                            Exhibit A -- "Advance Notice" Bylaws

     Section 1.09.  Nomination of Directors.  Only persons who are nominated in
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accordance with the procedures set forth in this Section 1.09 shall be eligible for election as directors of the Corporation.

     (a) Nominations of persons for election to the Board of Directors of the Corporation (the "Board") may be made at any annual meeting of stockholders by or at the direction of the Board or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who was a stockholder of record at the time of giving of notice provided for in this
Section 1.09(a) and who complies with the notice procedures set forth in this
Section 1.09(a). Any such nomination by a stockholder shall be made pursuant to timely notice in writing to the Secretary of the Corporation.

          (1) To be timely notice for an annual meeting, a stockholder's notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 calendar days before the anniversary date of the Corporation's proxy statement released to stockholders in connection with the previous year's annual meeting and, if none, its most recent previous annual meeting; provided, however, that in the event that the date of the annual meeting at which such business is to be presented has been changed by more than 30 days from the date of the most recent previous annual meeting, a stockholder's notice shall be considered timely if so received by the Corporation (i) on or before the later of (x) 120 calendar days before the date of the annual meeting at which such business is to be presented or (y) 30 days following the first public announcement by the Corporation of the date of such annual meeting and (ii) in any event not later than 15 calendar days prior to the scheduled mailing date of the Corporation's proxy materials for such annual meeting. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above.

          (2) Notwithstanding anything in the previous paragraph to the contrary, in the event that the number of directors to be elected to the Board is increased and there is not public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least 100 days prior to the anniversary date of the Corporation's proxy statement released to stockholders in connection with the previous year's annual meeting, a stockholder's notice required by this Section 1.09(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

          (3) Such stockholder's notice shall set forth in writing (i) as to each person whom the stockholder proposes to nominate for election or re-election as a
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               director (A) the name, age, business address and residence of such person, (B) the principal occupation or employment of such person, (C) the number of shares of stock of the Corporation that are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (E) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board; and (F) the consent of each nominee to serve as a director of the Corporation if so elected; and (ii) as to the stockholder giving the notice and the beneficial owners, if any, on whose behalf the nomination is made (A) the name and address of each such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (B) the class and number of shares of the Corporation which are owned beneficially and of record by each such stockholder and such beneficial owner.

     (b) Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (i) by or at the direction of the Board or
(ii) provided that the Board has determined that one or more directors shall be elected at such special meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this
Section 1.09(b), who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.09(b).

          (1) To be timely notice for a special meeting, a stockholder's notice must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominee(s) proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above

     (c) At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Corporation that information pertaining to the nominee which is required to be set forth in a stockholder's notice of nomination. The Chairman of the Board, or in his or her absence the Chief Executive Officer, the President, any Vice President or the Secretary, shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and in that event the defective nomination shall be disregarded.

     Section 1.10.  Transaction of Business.  To be properly brought before an
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annual meeting of stockholders, business must be (a) specified in the notice of meeting (or any

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supplement thereto) given by or at the direction of the Board, (b) otherwise brought before the meeting by or at the direction of the Board, or (c) otherwise properly brought before the meeting by a stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this
Section 1.10, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 1.10. For business to be properly brought before an annual meeting by a stockholder, if such business is any matter other than the nomination of candidates for the election of directors of the Corporation, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation as provided in this Section 1.10.

          (1) To be timely, a stockholder's notice shall be delivered in accordance with the procedures in Section 1.09(a)(1) applicable to a stockholder's nomination of directors at an annual meeting.

          (2) Such stockholder's notice shall set forth in writing as to each matter the stockholder proposes to bring before the annual meeting (i) as to the matter the stockholder proposes, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting, and any material interest in such business of such stockholder and the beneficial owners, if any, on whose behalf the proposal is made and (B) such other information regarding such proposal by such stockholder as would be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the proposal been made by the Corporation; and (ii) as to the stockholder giving the notice and the beneficial owners, if any, on whose behalf the proposal is made, (A) the name and address of such stockholder, as they appear on the Corporation's books, and of each such beneficial owner and (B) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and each such beneficial owner.

          (3) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 1.10. Notwithstanding anything in these Bylaws to the contrary, the Chairman of the Board, or in his or her absence the Chief Executive Officer, the President, any Vice President or the Secretary, shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 1.10, and in that event the business shall not be transacted. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above

Notwithstanding anything in these Bylaws to the contrary, only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting.


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     Section 1.11.   General Provisions Relating to Sections 1.09 and 1.10.
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     (a) For purposes of Sections 1.09 and Section 1.10 of this Article I,
"public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (b) In addition to the provisions of Sections 1.09 and 1.10 of this Article I, a stockholder also shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in Sections 1.09 and 1.10 of this Agreement shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

     (c) The provisions of Sections 1.09 and 1.10 of this Article shall govern and control and take precedence over any other provision of these Bylaws to the contrary with respect to all matters covered by such Section 1.09 and 1.10, including without limitation the procedures described in the first sentence of
Section 1.06 of this Article I.



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